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                                  EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                     Successor Basis
                                                    - Taylor Capital
                                                       Group, Inc. -
                                                        Consolidated         Predecessor Basis - Cole Taylor Bank
                                                      For the Period
                                                     of Feb. 12, 1997
                                                        to Dec. 31,            For the Years Ended December 31,
                                                                      --------------------------------------------------
                                                           1997          1996          1995          1994         1993
                                                        ----------    ----------    ----------    ----------    ----------
 1. Income before income taxes                          $   16,434    $   29,664    $   25,940    $   22,414    $   17,659

ADD BACK FIXED CHARGES:

 2. Total interest expense (1)                              60,458        66,377        64,366        44,118        35,147
 3. Interest included in operating lease rental
    expense (2)                                              1,184         1,130           996         1,067           965
 4. Preferred stock dividend (3)                             4,697            --            --            --            --
                                                        ----------    ----------    ----------    ----------    ----------
 5. Adjusted earnings including interest on deposits        82,773        97,171        91,302        67,599        53,771
 6. Less: interest expense on deposits                      45,275        53,518        47,034        32,998        27,472
                                                        ----------    ----------    ----------    ----------    ----------
 7. Adjusted earnings excluding interest on deposits    $   37,498    $   43,653    $   44,268    $   34,601    $   26,299
                                                        ==========    ==========    ==========    ==========    ==========
 8. Fixed charges including interest on deposits
    (line 2 + line 3 + line 4)                          $   66,339    $   67,507    $   65,362    $   45,185    $   36,112
                                                        ==========    ==========    ==========    ==========    ==========
 9. Fixed charges excluding interest on deposits
     (line 8 - line 6)                                  $   21,064    $   13,989    $   18,328    $   12,187    $    8,640
                                                        ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES

10. Including interest on deposits (line 5 / line 8)          1.25          1.44          1.40          1.50          1.49
                                                        ==========    ==========    ==========    ==========    ==========
11. Excluding interest on deposits (Line 7 / line 9)          1.78          3.12          2.42          2.84          3.04
                                                        ==========    ==========    ==========    ==========    ==========

(1) Interest expense includes cash interest expense on deposits and other borrowings and amortization of debt issuance costs.
(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.
(3) The preferred stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.



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